Exhibit (12)(a)

WACHOVIA CORPORATION AND SUBSIDIARIES
COMPUTATIONS OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

			Six
			Months		Years Ended December 31,
			Ended
			June 30,
(In millions)			2003		2002	2001	2000	1999	1998

EXCLUDING INTEREST
ON DEPOSITS
Pretax income from continuing operations			$2,952		4,667	2,293	632	4,831	3,965
Fixed charges, excluding capitalized interest			1,203		2,500	3,734	4,963	3,751	3,504

Earnings	(A	)	$4,155		7,167	6,027	5,595	8,582	7,469

Interest, excluding interest on deposits			$1,118		2,333	3,581	4,828	3,645	3,395
One-third of rents			85		167	153	135	106	109
Capitalized interest			—		—	—	—	—	—

Fixed charges	(B	)	$1,203		2,500	3,734	4,963	3,751	3,504

Consolidated ratios of earnings to fixed charges, excluding interest on deposits	(A)/	(B)	3.45	X	2.87	1.61	1.13	2.29	2.13

INCLUDING INTEREST
ON DEPOSITS
Pretax income from continuing operations			$2,952		4,667	2,293	632	4,831	3,965
Fixed charges, excluding capitalized interest			2,461		5,930	8,478	10,232	7,805	7,820

Earnings	(C	)	$5,413		10,597	10,771	10,864	12,636	11,785

Interest, including interest on deposits			$2,376		5,763	8,325	10,097	7,699	7,711
One-third of rents			85		167	153	135	106	109
Capitalized interest			—		—	—	—	—	—

Fixed charges	(D	)	$2,461		5,930	8,478	10,232	7,805	7,820

Consolidated ratios of earnings to fixed charges, including interest on deposits	(C)/	(D)	2.20	X	1.79	1.27	1.06	1.62	1.51